EXHIBIT 99.1

Profound’s Introduction of New Real-time Interventional MRI Software Paving the Way for Full ‘TULSA Days’

Most recent TDC software provides a potential roadmap for customers to easily achieve up to 6 TULSA Procedures™ per system per day

TORONTO, Aug. 17, 2026 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets innovative interventional MRI (“iMRI”) procedures, today announced the introduction of its latest Treatment Delivery Consol (“TDC”) software.

The new TDC software, which is being deployed across Profound’s TULSA-PRO® installed base, further builds upon previously implemented TULSA-AI® modules focused on increasing procedural efficiency and physician experience, while reducing planning complexity. It brings two new focuses of features that are designed to even further increase TULSA Procedure™ efficiency and support the ability to regionally ablate tissue for a variety of prostate indications:

  Real-time iMRI control, putting the surgeon more squarely in the driver’s seat of TULSA-PRO’s supervised robotic autonomy.
  Physician-requested improvements to the user interface and hardware control.

“Today, a few TULSA physicians already report being able to perform up to four TULSA Procedures per day,” said Arun Menawat, Profound’s CEO and Chairman. “Many TULSA physicians also report that TULSA-PRO is already one of the least stressful devices they use. The objective of introducing the latest TDC software is to further increase ease of use and reduce overall procedure times, and provide what we believe is a roadmap that would allow surgeons to achieve up to six procedures per day.”

Dr. Menawat continued, “TULSA is the only prostate treatment modality that deploys supervised robotic autonomy, meaning it executes predefined and/or AI-driven tasks independently. This compares to competitive ‘master-slave’ robotic systems that instead rely on direct, real-time human hand movement and control. Putting physicians more squarely in the driver’s seat of TULSA-PRO’s autonomous robotics via this software upgrade will further enhance their ability to deliver consistent, highly personalized prostate ablation based on each patient's unique anatomy and disease. In the future, it may also give us an even stronger competitive advantage as prostate surgery advances to its next potential frontier, including incisionless telesurgery.”

About Profound Medical Corp.

Profound is a commercial-stage medical device company and an innovator in interventional MRI (iMRI) procedures. The company’s flagship platform, TULSA-PRO®, enables MRI-guided, incision-free prostate ablation. Physicians use the TULSA Procedure™ to see, ablate, and confirm therapy in real time, supporting personalized treatment strategies across the continuum of prostate care—from whole-gland to subtotal, hemi, multifocal, and focal treatment. This approach enables individualized care using prostate tissue ablation, while minimizing the potential of the side effects that are typically associated with surgery or radiation, such as urinary incontinence and/or erectile dysfunction.

Profound also commercializes Sonalleve®, an MRI-guided therapy that provides a non-surgical treatment option for pain palliation of bone metastases, desmoid tumors, and osteoid osteoma, as well as for common gynecologic conditions including uterine fibroids and adenomyosis. Sonalleve delivers targeted therapy with no incisions, no blood loss during the procedure, no overnight hospital stay, and faster recovery — and, in gynecologic applications, enables uterine-sparing treatment that may help preserve fertility. Profound is also exploring additional clinical applications for Sonalleve, including non-invasive ablation of abdominal cancers and hyperthermia-based cancer therapies.

Profound Medical’s technologies are approved across major global markets. TULSA-PRO is cleared by the FDA in the United States for transurethral ultrasound ablation (TULSA) of prostate tissue. In addition, TULSA-PRO is cleared for use in various jurisdictions including Europe, Canada, Saudi Arabia, India, Australia/New Zealand, and the UAE. Sonalleve is approved by the FDA as HDE in the United States for the treatment of osteoid osteomas in the extremities. Sonalleve is also cleared or approved in the Europe, Canada, China, and Saudi Arabia.

Through real-time MRI guidance and data-driven innovation, Profound is advancing the future of MRI-guided therapy — expanding access to precise, personalized, and incision-free treatment options worldwide.

Forward-Looking Statements

This release includes forward-looking statements regarding Profound and its business which may include, but is not limited to, the expectations regarding the efficacy of Profound’s technologies for disease conditions requiring MR-Guided ablation procedures for prostate, uterine fibroids, adenomyosis, palliative pain treatment, desmoid tumors, and osteoid osteoma; Profound’s expectations for future revenues/financial results; and the success of Profound’s commercialization strategy and activities for TULSA-PRO® and Sonalleve®. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "is expected", "expects", "scheduled", "intends", "contemplates", "anticipates", "believes", "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of Profound. The forward-looking events and circumstances discussed in this release, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, including risks regarding the medical device industry, regulatory approvals, reimbursement, economic factors, the equity markets generally and risks associated with growth and competition. Although Profound has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Other factors and risks that may cause actual results to differ materially from those set out in the forward-looking statements are described in Profound's Annual Report on Form 10-K and other filings made with U.S. and Canadian securities regulators, available at www.sedarplus.com and www.sec.gov. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Profound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, other than as required by law.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849

Susan Thomas
Public Relations
sthomas@profoundmedical.com
T: 619.540.9195